Exhibit 99.2

JARDEN CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP

For the three and nine months ended September 30, 2012 and 2011

In millions

	For the three months ended		For the nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Reconciliation of Non-GAAP measure:

Net income	$76.9	$90.7	$195.2	$183.6

Income tax provision	45.8	50.4	115.7	107.2
Interest expense, net	46.1	43.7	135.8	134.8
Loss on early extinguishment of debt	—	—	—	12.8
Depreciation and amortization	38.7	40.3	109.9	121.7

Earnings before interest, taxes, depreciation
and amortization (EBITDA)	207.5	225.1	556.6	560.1

Other adjustments:
Reorganization costs, net	9.3	6.2	9.3	6.2
Fair market value adjustment to inventory	6.0	1.6	6.0	6.9
Acquisition related and other costs	12.5	6.4	12.5	6.4

AS ADJUSTED EBITDA (SEGMENT EARNINGS)	$235.3	$239.3	$584.4	$579.6

	Three months ended September 30,		Increase/ (Decrease)	Nine months ended September 30,		Increase/ (Decrease)
	2012	2011		2012	2011
Gross margin as reported	29.4%	29.0%	0.4%	29.1%	28.3%	0.8%
Fair market value adjustment to inventory	0.3%	0.1%	0.2%	0.1%	0.1%	—
Rationalization of international manufacturing facilities	0.3%	0.1%	0.2%	0.1%	0.1%	—

Adjusted gross margin	30.0%	29.2%	0.8%	29.3%	28.5%	0.8%

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, certain acquisitions and exited business from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the three and nine months ended September 30, 2012:

	For the three months ended September 30, 2012

	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales (decline)/growth	(7.0%)	(2.5%)	(3.9%)	5.6%	17.8%	(4.4%)
Foreign exchange	2.7%	0.7%	4.6%	0.1%	—	2.5%
(Acquisitions)/Exited business, net	1.8%	(2.0%)	—	—	—	0.1%

Organic net sales (decline)/growth	(2.5%)	(3.8%)	0.7%	5.7%	17.8%	(1.8%)

	For the nine months ended September 30, 2012

	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales (decline)/growth	(3.9%)	0.2%	0.2%	7.0%	13.8%	(1.4%)
Foreign exchange	1.8%	0.9%	3.8%	0.1%	—	2.1%
(Acquisitions)/Exited business, net	2.0%	(0.4%)	—	—	—	0.8%

Organic net sales (decline)/growth	(0.1%)	0.7%	4.0%	7.1%	13.8%	1.5%